                                                                                                                                                                                              EX. 99.1

NEWS FOR IMMEDIATE RELEASE

January 29, 2008                                                                                   For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Earnings for the Year 2007 and the Fourth Quarter

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc., (NASDAQ: WSBC) a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the fourth quarter and year ended December 31, 2007.

For 2007, earnings per share were $2.09 versus last year’s $1.79, an increase of 16.8%, on net income of $44.7 million as compared to $39.0 million in 2006.  Return on average assets increased to 1.09% in 2007 from 0.94% in 2006 and return on average equity increased to 10.63% from 9.35%.  Net income for the fourth quarter of 2007 was $10.7 million, compared to $10.6 million for the fourth quarter of 2006, while earnings per share for the quarter were $0.47 per share compared to $0.49 per share for 2006.  Fourth quarter earnings per share included the effect of the issuance of additional shares of stock for the purchase of Oak Hill Financial, Inc., which closed on November 30, 2007.

WesBanco’s merger with Oak Hill creates a multi-state bank holding company with approximately $5.4 billion in total assets providing banking services in West Virginia, Ohio and Pennsylvania. The transaction expands WesBanco’s franchise along the Interstate 71 and Interstate 75 corridors from Dayton, Ohio to Cincinnati, Ohio and opens new markets in south and central Ohio.

“The year resulted in a number of accomplishments for WesBanco”, said Mr. Limbert.  “We achieved earnings growth for the year in the midst of a challenging environment for the banking industry from economic, interest rate and competitive factors.  We continue to improve our fee income businesses, as total non-interest income grew, primarily from significant improvements in trust fees, service charges and our securities brokerage business.  We completed the merger of Oak Hill Financial into WesBanco on November 30, 2007.”

“In January, as a result of the planned rationalization of the Oak Hill franchise to best position WesBanco to fulfill its commitment to our customers, employees and communities, we announced the sale of eight acquired Oak Hill branches to three Ohio based community banks with the transaction to be completed in April 2008, subject to regulatory approval.  Throughout 2008 we will continue to integrate the Oak Hill operations into WesBanco to further realize the benefits of the acquisition, with the back office and systems consolidation scheduled for late April.”

WesBanco Announces Earnings for the Year 2007 and the Fourth Quarter                                                                                                                                                                                        Page 2

Highlights for the fourth quarter and year ended December 31, 2007 include the following:

•
Net interest income for 2007 declined 2.9%, due to a lower average balance sheet and increases in cost of funds exceeding earning asset yield increases.  The net interest margin decreased five basis points to 3.44% for the year.  Net interest income for the fourth quarter increased $1.5 million or 4.9% compared to the fourth quarter of 2006, primarily due to the acquisition of Oak Hill, which added $3.5 million in net interest income for December. The net interest margin declined to 3.40% in the fourth quarter of 2007 from 3.49% in the 2006 fourth quarter, but it increased from 3.38% in the third quarter of 2007, primarily due to higher earning net assets acquired from Oak Hill.  The cost of funds throughout the year increased at a faster pace then earning assets yields primarily due to competitive market pressures on deposit rates and customer preferences for higher-rate, shorter-tem products. WesBanco has more recently increased short term borrowings and decreased longer term borrowings as interest rates declined, in order to enhance its liability sensitive position in a falling rate environment and improve its net interest margin.  The margin has also somewhat benefited from higher average non-interest bearing deposit balances.

•
For the year-to-date, non-interest income increased $12.5 million, with contributions from trust fees of $1.2 million, service charges on deposits of $1.6 million, improved securities brokerage revenues of $1.1 million, higher mortgage banking income from sales to the secondary market of $0.6 million and $0.9 million in security sale gains in 2007.  A deferred gain on the sale of a former branch facility of $1.0 million and the net proceeds from a bank-owned life insurance claim of $0.9 million were also recorded in 2007, while 2006 included an impairment loss of $8.0 million on the investment portfolio restructuring, net of a recognized $2.6 million in net gains on the sale of four branches.  The increase in non-interest income for the fourth quarter of 26.6% was due to the inclusion of Oak Hill’s December non-interest income of $1.3 million, increases in trust fees and deposit activity fees, and improved securities brokerage revenues.

•
For 2007, the provision for credit losses was $8.5 million, with net charge-offs for the year at 0.28% versus 0.26% for 2006.  Likewise, non-performing loans as a percent of total loans remained consistent at approximately 0.55% for both years. However, in the fourth quarter of 2007, the provision increased $2.3 million as compared to the fourth quarter of 2006 due to higher charge-offs in the 2007 quarter and  general economic conditions that adversely impacted overall credit quality. Although WesBanco does not have any material direct exposure to sub-prime loans, the problems associated with sub-prime lending are having an adverse impact on markets where WesBanco has exposure.  The increase in charge-offs was due primarily to a $1.0 million charge-off related to a single non-performing commercial loan credit, for which a reserve had been established for the amount of the charge off, and additional charge-offs in the commercial real estate and consumer and residential loan categories.  Net charge-offs to average loans increased to 0.41% for the quarter as compared to 0.17% for the fourth quarter of 2006.  The allowance for loan losses as a percent of total loans decreased from 1.10% as of December 31, 2006 to 1.04% at December 31, 2007, due to the consolidation of Oak Hill and the application of current accounting guidance to Oak Hill’s preexisting reserve. Approximately $6.6 million of Oak Hill’s reserve was added to the combined reserve as of December 31, 2007 with an additional $3.0 million designated as an adjustment to the balance of Oak Hill’s impaired loans. Oak Hill contributed $7.3 million to non-performing loans at December 31, 2007.

•
Non-interest expense for 2007 over 2006 increased $4.8 million, with Oak Hill contributing approximately $3.3 million.  The remaining increase of $1.5 million or 1.5% was primarily due to increases in salaries and benefits and professional fees, somewhat offset by reductions in marketing, communication costs and miscellaneous taxes.  Fourth quarter non-interest expenses increased $3.6 million or 13.4% due primarily to the addition of $3.3 million of Oak Hill expenses, with other increases attributable to normal increases in personnel-related costs, partially offset by a decrease in miscellaneous taxes.  Oak Hill merger-related expenses charged to operations were $0.6 million in the fourth quarter.

WesBanco Announces Earnings for the Year 2007 and the Fourth Quarter                                                                                                                                                                                        Page 3

•
For all of 2007, the provision for income taxes decreased $1.2 million due to a lower effective tax rate of 15.2% from 19.2% in 2006.  The decrease in the effective tax rate was due primarily to a $1.6 million credit resulting from the second quarter 2007 correction of certain prior period deferred tax amounts.  The effect of the lower effective tax rate for all of 2007 was partially offset by a $4.4 million increase in pre-tax income.  The provision in the fourth quarter decreased $1.4 million compared to the prior year quarter primarily due to lower pre-tax income and a higher percentage of tax-exempt income.

•
Total loans at December 31, 2007 increased $788.4 million or 27.1% compared to December 31, 2006.  Excluding loans acquired from Oak Hill of $912.4 million, loans decreased 4.3% compared to December 31, 2006 due to the Bank’s strategy of selling most new residential mortgages to the secondary market.

•
Total deposits increased 30.5%, however, excluding the acquired Oak Hill deposits, were relatively flat.  As a result of the current interest rate environment and other bank and non-bank competition customers are favoring shorter-term, higher-yielding money market accounts, while new checking account campaigns have increased the number of demand deposit accounts.

•
The Oak Hill merger added $146.7 million to FHLB and other short-term borrowings at the end of 2007.  However, these borrowings as a percent of total assets were 13.7% at the end of both 2007 and 2006.  Short-term bank borrowings increased to fund the cash portion of the merger consideration.

•
As noted previously, the Oak Hill merger was consummated on November 30, 2007.  As a result of the merger, total shareholders’ equity increased to $580.3 million, and goodwill and other identified intangible assets of approximately $134.1 million were recorded.  The total equity to assets ratio was 10.52% at year end while tangible equity to tangible assets decreased to 5.96% as a result of the merger.

•
For the quarter ended December 31, 2007, WesBanco repurchased a total of 152,275 common shares at an average price of $22.66 per share.  Year-to-date shares repurchased totaled 1,045,673 at $29.34 per share. WesBanco has 584,325 shares remaining for repurchase under its current authorized repurchase plan.

WesBanco is a multi-state bank holding company with total assets of approximately $5.4 billion, operating through 116 locations and 152 ATMs in West Virginia, Ohio, and Pennsylvania.  WesBanco’s banking subsidiaries are WesBanco Bank, Inc., headquartered in Wheeling, West Virginia, and Oak Hill Banks, headquartered in Jackson, Ohio. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

WesBanco Announces Earnings for the Year 2007 and the Fourth Quarter                                                                                                                                                                                        Page 4

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Oak Hill, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Oak Hill may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco's 2006 Annual Report on Form 10-K and documents subsequently filed by WesBanco with the Securities and Exchange Commission, including WesBanco’s Form 10-Q as of September 30, 2007. All forward-looking statements included in this news release are based on information available at the time of the release. WesBanco assumes no obligation to update any forward-looking statement.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 5
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
Statement of income	2007	2006	% Change	2007	2006	% Change
Interest income	$ 63,928	$ 57,886	10.44%	$ 236,393	$ 227,269	4.01%
Interest expense	32,154	27,609	16.46%	117,080	104,436	12.11%
Net interest income	31,774	30,277	4.94%	119,313	122,833	(2.87%)
Provision for credit losses	3,832	1,568	144.39%	8,516	8,739	(2.55%)
Net interest income after provision for
credit losses	27,942	28,709	(2.67%)	110,797	114,094	(2.89%)
Non-interest income
Trust fees	4,048	3,733	8.44%	16,212	15,039	7.80%
Service charges on deposits	5,348	4,301	24.34%	18,345	16,714	9.76%
Net securities gains/(losses)	204	35	482.86%	943	(7,798)	112.09%
Other income	4,242	2,861	48.27%	17,439	16,453	5.99%
Total non-interest income	13,842	10,930	26.64%	52,939	40,408	31.01%
Non-interest expense
Salaries and employee benefits	15,577	13,423	16.05%	57,401	53,683	6.93%
Net occupancy	2,098	1,937	8.31%	7,969	7,504	6.20%
Equipment	1,998	1,937	3.15%	7,656	7,921	(3.35%)
Amortization of intangible assets	704	617	14.10%	2,485	2,511	(1.04%)
Marketing expense	1,115	1,290	(13.57%)	4,482	5,143	(12.85%)
Merger and restructuring expenses	635	-	100.00%	635	540	17.59%
Other operating expenses	7,906	7,271	8.73%	30,418	28,902	5.25%
Total non-interest expense	30,033	26,475	13.44%	111,046	106,204	4.56%
Income before provision for income taxes	11,751	13,164	(10.73%)	52,690	48,298	9.09%
Provision for income taxes	1,087	2,528	(57.00%)	8,021	9,263	(13.41%)
Net income	$ 10,664	$ 10,636	0.26%	$ 44,669	$ 39,035	14.43%

Taxable equivalent net interest income	$ 33,752	$ 32,330	4.40%	$ 127,143	$ 131,485	(3.30%)

Per common share data
Net income per common share - basic	$ 0.47	$ 0.49	(4.08%)	$ 2.09	$ 1.79	16.76%
Net income per common share - diluted	$ 0.47	$ 0.49	(4.08%)	$ 2.09	$ 1.79	16.76%
Dividends declared	$ 0.275	$ 0.265	3.77%	$ 1.10	$ 1.06	3.77%
Book value (period end)				$ 21.86	$ 19.39	12.74%
Tangible book value (period end)				$ 11.44	$ 12.64	(9.53%)
Average shares outstanding - basic	22,544,167	21,523,291	4.74%	21,343,302	21,762,567	(1.93%)
Average shares outstanding - diluted	22,551,781	21,580,177	4.50%	21,375,377	21,816,573	(2.02%)
Period end shares outstanding				26,547,073	21,496,793	23.49%

Selected ratios
Return on average assets	0.96%	1.03%	(7.20%)	1.09%	0.94%	15.88%
Return on average equity	9.09%	10.06%	(9.65%)	10.63%	9.35%	13.69%
Yield on earning assets (1)	6.63%	6.45%	2.79%	6.61%	6.27%	5.42%
Cost of interest bearing liabilities	3.65%	3.37%	8.31%	3.60%	3.14%	14.65%
Net interest spread (1)	2.98%	3.08%	(3.25%)	3.01%	3.13%	(3.83%)
Net interest margin (1)	3.40%	3.49%	(2.58%)	3.44%	3.49%	(1.43%)
Efficiency (1)	63.10%	61.20%	3.10%	61.66%	61.78%	(0.19%)
Average loans to average deposits	94.79%	97.17%	(2.44%)	95.28%	97.78%	(2.56%)
Annualized net loan charge-offs/average loans	0.41%	0.17%	142.80%	0.28%	0.23%	21.30%
Effective income tax rate	9.25%	19.20%	(51.82%)	15.22%	19.18%	(20.63%)

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 6
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	December 31,			September 30,	September 30, 2007
Assets	2007	2006	% Change	2007	to Dec. 31, 2007
Cash and due from banks	$ 130,219	$ 96,605	34.80%	$ 73,666	76.77%
Fed Funds sold	276	-	100.00	-	100.00
Securities	937,084	736,707	27.20	734,285	27.62

Loans held for sale	63,655	3,170	1,908.04	4,849	1,212.74
Portfolio Loans:
Commercial and commercial real estate	2,147,129	1,575,170	36.31	1,540,958	39.34
Residential real estate	979,578	896,533	9.26	814,047	20.33
Consumer and home equity	569,904	436,510	30.56	437,595	30.24
Total portfolio loans	3,696,611	2,908,213	27.11	2,792,600	32.37
Allowance for loan losses	(38,543)	(31,979)	20.53	(31,647)	21.79
Net portfolio loans	3,658,068	2,876,234	27.18	2,760,953	32.49
Premises and equipment, net	95,985	67,404	42.40	68,518	40.09
Goodwill	256,347	137,258	86.76	137,258	86.76
Core deposit intangible, net	20,383	7,889	158.37	6,108	233.71
Other assets	206,865	172,876	19.66	174,956	18.24
Total Assets	$ 5,368,882	$ 4,098,143	31.01%	$ 3,960,593	35.56%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 519,287	$ 401,909	29.21%	$ 382,487	35.77%
Interest bearing demand deposits	416,470	356,088	16.96	355,940	17.01
Money market accounts	612,089	354,082	72.87	384,308	59.27
Savings deposits	440,358	441,226	(0.20)	403,411	9.16
Certificates of deposit	1,919,726	1,442,242	33.11	1,433,906	33.88
Total deposits	3,907,930	2,995,547	30.46	2,960,052	32.02
Federal Home Loan Bank borrowings	405,798	358,907	13.06	299,269	35.60
Short-term borrowings	329,515	202,561	62.67	160,770	104.96
Junior subordinated debt	111,024	87,638	26.68	87,638	26.68
Other liabilities	34,296	36,615	(6.33)	41,558	(17.47)
Shareholders' equity	580,319	416,875	39.21	411,306	41.09
Total Liabilities and Shareholders' Equity	$ 5,368,882	$ 4,098,143	31.01%	$ 3,960,593	35.56%

Average balance sheet and
net interest margin analysis	Three months ended December 31,				For the year ended December 31,
	2007		2006		2007		2006
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 2,300	3.79%	$ 1,779	3.12%	$ 1,749	2.57%	$ 2,130	2.25%
Loans, net of unearned income	3,115,398	6.86%	2,916,263	6.65%	2,906,197	6.85%	2,919,480	6.51%
Securities:
Taxable	462,911	5.18%	385,244	4.82%	414,792	5.00%	434,959	4.42%
Tax-exempt	337,413	6.65%	349,431	6.72%	334,332	6.68%	369,482	6.69%
Total securities	800,324	5.80%	734,675	5.72%	749,124	5.75%	804,441	5.46%
Federal funds sold	9,814	4.85%	13,837	5.38%	16,005	5.19%	5,296	5.14%
Other earning assets (1)	22,103	5.94%	23,341	6.19%	21,766	5.69%	30,927	5.06%
Total earning assets	3,949,939	6.63%	3,689,895	6.45%	3,694,841	6.61%	3,762,274	6.27%
Other assets	476,134		399,396		405,956		398,947
Total Assets	$ 4,426,073		$ 4,089,291		$ 4,100,797		$ 4,161,221

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 382,749	1.34%	$ 352,711	1.30%	$ 357,616	1.31%	$ 341,966	1.08%
Money market accounts	467,236	2.85%	355,875	2.35%	395,017	2.75%	383,260	2.19%
Savings deposits	414,918	1.24%	446,548	1.40%	423,485	1.32%	459,277	1.29%
Certificates of deposit	1,597,720	4.67%	1,455,961	4.24%	1,481,014	4.60%	1,420,903	3.92%
Total interest bearing deposits	2,862,623	3.43%	2,611,095	3.10%	2,657,132	3.36%	2,605,406	2.83%
Federal Home Loan Bank borrowings	323,095	4.30%	365,222	3.85%	320,247	4.12%	461,712	3.71%
Short-term borrowings	211,460	4.31%	184,231	4.91%	181,539	4.82%	173,481	4.58%
Junior subordinated debt	95,519	6.62%	87,638	6.46%	89,623	6.53%	87,638	6.39%
Total interest bearing liabilities	3,492,697	3.65%	3,248,186	3.37%	3,248,541	3.60%	3,328,237	3.14%
Non-interest bearing demand deposits	423,863		390,078		393,040		380,460
Other liabilities	44,034		31,563		38,984		35,000
Shareholders' equity	465,479		419,464		420,232		417,524

Total Liabilities and Shareholders' Equity	$ 4,426,073		$ 4,089,291		$ 4,100,797		$ 4,161,221

Taxable equivalent net interest spread		2.98%		3.08%		3.01%		3.13%
Taxable equivalent net interest margin		3.40%		3.49%		3.44%		3.49%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
Statement of income	2007	2007	2007	2007	2006
Interest income	$ 63,928	$ 57,460	$ 57,812	$ 57,193	$ 57,886
Interest expense	32,154	29,100	28,626	27,200	27,609
Net interest income	31,774	28,360	29,186	29,993	30,277
Provision for credit losses	3,832	1,448	1,776	1,460	1,568
Net interest income after provision for
credit losses	27,942	26,912	27,410	28,533	28,709
Non-interest income
Trust fees	4,048	3,941	3,885	4,338	3,733
Service charges on deposits	5,348	4,683	4,431	3,883	4,301
Net securities gains	204	22	39	678	35
Other income	4,242	3,763	5,097	4,337	2,861
Total non-interest income	13,842	12,409	13,452	13,236	10,930
Non-interest expense
Salaries and employee benefits	15,577	14,131	13,815	13,878	13,423
Net occupancy	2,098	2,002	1,866	2,003	1,937
Equipment	1,998	1,872	1,884	1,902	1,937
Core deposit intangibles	704	589	596	596	617
Marketing expense	1,115	1,331	1,414	622	1,290
Merger and restructuring expenses	635	-	-	-	-
Other operating expenses	7,906	7,731	7,397	7,384	7,271
Total non-interest expense	30,033	27,656	26,972	26,385	26,475
Income before provision for income taxes	11,751	11,665	13,890	15,384	13,164
Provision for income taxes	1,087	1,902	1,595	3,437	2,528
Net income	$ 10,664	$ 9,763	$ 12,295	$ 11,947	$ 10,636

Taxable equivalent net interest income	$ 33,752	$ 30,252	$ 31,133	$ 32,005	$ 32,330

Per common share data
Net income per common share - basic	$ 0.47	$ 0.47	$ 0.59	$ 0.56	$ 0.49
Net income per common share - diluted	$ 0.47	$ 0.47	$ 0.59	$ 0.56	$ 0.49
Dividends declared	$ 0.275	$ 0.275	$ 0.275	$ 0.275	$ 0.265
Book value (period end)	$ 21.86	$ 19.94	$ 19.54	$ 19.40	$ 19.39
Tangible book value (period end)	$ 11.44	$ 12.99	$ 12.60	$ 12.50	$ 12.64
Average shares outstanding - basic	22,544,167	20,711,866	20,838,798	21,271,328	21,523,291
Average shares outstanding - diluted	22,551,781	20,732,741	20,884,156	21,325,166	21,580,177
Period end shares outstanding	26,547,073	20,628,092	20,759,920	20,948,040	21,496,793
Full time equivalent employees	1,562	1,177	1,191	1,168	1,168

Selected ratios
Return on average assets	0.96%	0.98%	1.23%	1.20%	1.03%
Return on average equity	9.09%	9.51%	12.12%	11.77%	10.06%
Yield on earning assets (1)	6.63%	6.61%	6.60%	6.59%	6.45%
Cost of interest bearing liabilities	3.65%	3.69%	3.61%	3.46%	3.37%
Net interest spread (1)	2.98%	2.92%	2.99%	3.14%	3.08%
Net interest margin (1)	3.40%	3.38%	3.46%	3.56%	3.49%
Efficiency (1)	63.10%	64.83%	60.50%	58.32%	61.20%
Average loans to average deposits	94.79%	94.81%	94.88%	96.72%	97.17%
Trust Assets, market value at period end	$ 3,084,145	$ 3,129,179	$ 3,041,464	$ 2,972,044	$ 2,976,621

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 8
(unaudited, dollars in thousands)
Quarter Ended
Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
Asset quality data	2007	2007	2007	2007	2006
Non-performing assets:
Non-accrual loans	$ 19,857	$ 10,859	$ 9,651	$ 12,126	$ 16,154
Renegotiated loans	-	-	-	-	-
Total non-performing loans	19,857	10,859	9,651	12,126	16,154
Other real estate and repossessed assets	3,998	3,483	4,067	3,369	4,052
Total non-performing loans and assets	$ 23,855	$ 14,342	$ 13,718	$ 15,495	$ 20,206
Loans past due 90 days or more	$ 11,546	$ 7,544	$ 7,869	$ 6,194	$ 6,488

Non-performing assets/total assets	0.44%	0.36%	0.34%	0.38%	0.49%
Non-performing assets/total loans, other real
estate and repossessed assets	0.64%	0.51%	0.48%	0.54%	0.69%
Non-performing loans/total loans	0.54%	0.39%	0.34%	0.43%	0.55%
Non-performing loans and loans past due 90
days or more/total loans	0.85%	0.66%	0.62%	0.64%	0.78%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	0.95%	0.77%	0.75%	0.75%	0.89%

Allowance for loan losses
Allowance for loan losses	$ 38,543	$ 31,647	$ 31,928	$ 31,757	$ 31,979
Provision for loan losses	3,807	1,500	1,500	1,460	1,568
Net loan charge-offs	3,316	1,781	1,329	1,682	1,258
Annualized net loan charge-offs /average loans	0.41%	0.25%	0.19%	0.24%	0.17%
Allowance for loan losses/total loans	1.04%	1.13%	1.13%	1.12%	1.10%
Allowance for loan losses/non-performing loans	1.94	x	2.91	x	3.31	x	2.62	x	1.98	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	1.23	x	1.72	x	1.82	x	1.73	x	1.41	x

Year Ended
Dec 31,	Dec. 31,
2007	2006
Provision for loan losses	$ 8,267	$ 8,739
Net loan charge-offs	8,108	7,717
Net loan charge-offs /average loans	0.28%	0.26%

Quarter Ended
Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
2007	2007	2007	2007	2006
Capital ratios
Tier I leverage capital	8.27%	9.38%	9.21%	9.14%	9.27%
Tier I risk-based capital	10.50%	12.10%	11.98%	12.20%	12.35%
Total risk-based capital	11.49%	13.18%	13.07%	13.30%	13.44%
Shareholders' equity to assets	10.52%	10.31%	10.15%	10.23%	10.26%
Tangible equity to tangible assets (1)	5.96%	7.02%	6.81%	6.77%	6.87%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on period end balances.